Exhibit 2

MAJOR STOCKHOLDER SIDE AGREEMENT

This MAJOR STOCKHOLDER SIDE AGREEMENT (this “Side Agreement”) is made and entered into as of July 31, 2003 by and among Ares Corporate Opportunities Fund, L.P., a Delaware limited partnership (“Ares”), Bain Capital (Europe) LLC, a Delaware limited liability company (collectively, “Bain”), and Ontario Teachers Pension Plan Board, a non-share capital corporation established under the laws of Ontario (“OTPP” and, together with Ares and Bain, the “Major Stockholders”).

WHEREAS, the Major Stockholders have entered into the Stockholders Agreement, dated as of the date hereof (as amended from time to time, the “Stockholders Agreement”), with Samsonite Corporation, a Delaware corporation (the “Company”) and Ares Leveraged Investment Fund, L.P.;

WHEREAS, Section 2.6 of the Stockholders Agreement sets forth certain veto rights of the Major Stockholders (the “Veto Rights”); and

WHEREAS, the Major Stockholders wish to set forth certain agreements among the Major Stockholders relating to the Veto Rights;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Major Stockholders agree as follows:

1.     Veto Rights.

(a)  At any time the prior written consent of the Major Stockholders is required pursuant to the terms of Section 2.6(a) of the Stockholders Agreement for the Company to take a Primary Action, each Major Stockholder that is not a Section 2.6(a) Stockholder agrees (i) that it shall not provide its written consent pursuant to Section 2.6(a) to the Company’s taking of such Primary Action until such time as all Section 2.6(a) Stockholders provide their written consent pursuant to Section 2.6(a) to the Company’s taking of such Primary Action and (ii) to provide its written consent pursuant to Section 2.6(a) to the Company’s taking of such Primary Action promptly following such time as all Section 2.6(a) Stockholders shall have provided their written consent pursuant to Section 2.6(a) to the Company’s taking of such Primary Action.  “Section 2.6(a) Stockholder” means each Major Stockholder that beneficially owns at such time Securities constituting at least 25% of the Original Ownership of such Major Stockholder.

(b)  At any time the prior written consent of the Major Stockholders is required pursuant to the terms of Section 2.6(b) of the Stockholders Agreement for the Company to take a Significant Action, each Major Stockholder that is not a Section 2.6(b) Stockholder agrees (i) that it shall not provide its written consent pursuant to Section 2.6(b) to the Company’s taking of such Significant Action until such time as all Section 2.6(b) Stockholders provide their written consent pursuant to Section 2.6(b) to the Company’s taking of such Significant Action and (ii) to provide its written consent pursuant to Section 2.6(b) to the Company’s taking of such Significant Action promptly following such time as all Section 2.6(b) Stockholders shall have provided their written consent pursuant to Section 2.6(b) to the Company’s taking of such Significant Action.  “Section 2.6(b) Stockholder” means each Major Stockholder that beneficially owns Securities constituting at least 40% of the Original Ownership of such Major Stockholder.

(c)  In connection with the obligations set forth in this Section 1, each Major Stockholder agrees to provide each other Major Stockholder notice delivered in accordance with Section 6.10 of the Stockholders Agreement concurrently with any written consent delivered to the Company in accordance with Section 2.6 of the Stockholders Agreement.

2.     Miscellaneous.

(a)  Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the Stockholders Agreement.

(b)  Governing Law.  This Side Agreement shall be governed by and construed under the laws of the State of Delaware.

(c)  Counterparts.  This Side Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Side Agreement as of the date first above written.

ARES CORPORATE OPPORTUNITIES FUND, L.P.

By: ACOF Management, L.P., as General Partner of Ares Corporate Opportunities Fund, L.P.

By: ACOF Operating Manager, L.P., as General Partner of ACOF Management, L.P.

By: Ares Management, Inc., as General Partner of ACOF Operating Manager, L.P.

By:	/s/ Eric Beckman
Name: Eric Beckman
Title: Managing Director

BAIN CAPITAL (EUROPE) LLC

By:	Bain Capital Investors, LLC
Its:	Manager

By:	/s/ Robert Gay
Its: Managing Director

ONTARIO TEACHERS’ PENSION PLAN BOARD

By:	/s/ Lee Sienna
Name: Lee Sienna
Title: Vice President, Teachers' Merchant Banking